Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOLASE, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0442441
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

4 Cromwell, Irvine, California 92618

(949) 361-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold C. Flynn, Jr.

President and Chief Executive Officer

BIOLASE, Inc.

4 Cromwell

Irvine, California 92618

(949) 361-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael A. Gordon

Beth E. Peev

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of the registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	21,929,824	$0.51	$11,184,210.24	$1,392.43

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales prices of the registrant’s common stock as reported on the NASDAQ Capital Market on January 12, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2018

PROSPECTUS

21,929,824 Shares

BIOLASE, INC.

Common Stock

This prospectus relates to the possible resale of up to 21,929,824 shares of our common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus or in supplements to this prospectus, which shares were issued to the selling stockholders in connection with a previously disclosed rights offering that was completed on December 5, 2017. We are registering the shares to provide the selling stockholders with freely tradable securities. This prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. These shares may be sold from time to time after the effectiveness of the registration statement, of which this prospectus forms a part.

We will receive no proceeds from any sale by the selling stockholders of the shares of our common stock covered by this prospectus, but we have agreed to pay certain expenses relating to the registration of such shares. The selling stockholders may from time to time offer and resell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

Our common stock trades on the NASDAQ Capital Market under the symbol “BIOL.” On January 12, 2018, the closing price for our common stock, as reported on the NASDAQ Capital Market, was $0.50 per share.

Investing in our securities involves certain risks. See “Risk Factors” on page 3 of this prospectus and in any applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration statement, the selling stockholders may offer and resell up to 21,929,824 shares of our common stock. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our common stock, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholders are making an offer to sell our common stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read carefully the entirety of this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and any applicable prospectus supplement, before making an investment decision.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “company,” “we,” “us” and “our” to refer to BIOLASE, Inc., a Delaware corporation, together with its consolidated subsidiaries.

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PROSPECTUS SUMMARY

Our Company

We are a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. Our products advance the practice of dentistry and medicine for patients and health care professionals. Our proprietary dental laser systems allow dentists, periodontists, endodontists, oral surgeons, and other dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and complex surgical applications. Our laser systems are designed to provide clinically superior results for many types of dental procedures compared to those achieved with drills, scalpels, and other conventional instruments. We have clearance from the United States Food and Drug Administration to market and sell our laser systems in the United States and also have the necessary registration to market and sell our laser systems in Canada, the European Union, and many other countries outside the United States. Additionally, our in-licensed imaging equipment and related products improve diagnoses, applications, and procedures in dentistry and medicine.

We offer two categories of laser system products: Waterlase (all-tissue) systems and Diode (soft-tissue) systems. Our flagship brand, the Waterlase, uses a patented combination of water and laser energy to perform most procedures currently performed using drills, scalpels, and other traditional dental instruments for cutting soft and hard tissue. We also offer our Diode laser systems to perform soft tissue, pain therapy, and cosmetic procedures, including teeth whitening. We have approximately 220 issued and 90 pending United States and international patents, the majority of which are related to Waterlase technology. From 1998 through September 30, 2017 we sold over 35,500 laser systems in over 90 countries around the world. Contained in this total are approximately 12,100 Waterlase systems, including approximately 7,800 Waterlase MD and iPlus systems.

For additional information about our Company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation of Certain Information by Reference.”

Our principal executive offices are located at 4 Cromwell, Irvine, California 92618. Our telephone number is (949) 361-1200. Additional information can be found on our website, at www.biolase.com, and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.biolase.com. No portion of our website is incorporated by reference into this prospectus.

Description of the Rights Offering

On September 29, 2017, we filed a registration statement on Form S-1 with the SEC for a rights offering in which our existing stockholders were to receive non-transferable subscription rights to purchase up to $12.0 million of additional shares of our common stock. The registration statement for the rights offering was declared effective on November 8, 2017 by the SEC. We completed the rights offering on December 5, 2017 and raised approximately $12.0 million by selling 26,302,703 shares of our common stock at the $0.456 per share offering price. As a result, the total number of shares of our common stock outstanding as of the completion of the rights offering was approximately 102,339,682 shares.

In connection with the rights offering, on September 29, 2017, we entered into commitment letters with certain affiliates of Larry Feinberg and certain affiliates of Jack Schuler. Pursuant to the commitment letters, such affiliates agreed to exercise their respective basic subscription rights as well as their over-subscription privilege pursuant to the term of the rights offering, each in an amount not less than $3.0 million. On November 28, 2017, we agreed with certain affiliates of Jack Schuler to amend the agreement under the commitment letter such that one affiliate of Jack Schuler agreed to fulfill the obligations previously undertaken by multiple affiliates. Certain affiliates of Larry Feinberg and the affiliate of Jack Schuler exercised their basic subscription rights and over-subscription privilege in the rights offering and purchased a total of 10,745,614 shares and 10,964,912 shares of our common stock, respectively, on the same terms as all other participants at $0.456 per share. Feinberg Family Trust exercised its basic subscription rights and oversubscription privilege in the rights offering and purchased a total of 219,298 shares, on the same terms as all other participants at $0.456 per share. As of the completion of the rights offering on December 5, 2017, affiliates of Larry Feinberg beneficially owned 31.9% of the outstanding shares of our common stock and affiliates of Jack Schuler beneficially owned 32.6% of the outstanding shares of our common stock. In connection with the rights offering, shares of our common stock issued to such affiliates of Larry Feinberg, the affiliate of Jack Schuler and Feinberg Family Trust were deemed restricted securities and were issued pursuant to an exemption to registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and rules promulgated thereunder.

THE OFFERING

Securities Offered by the Selling Stockholders	Up to 21,929,824 shares of common stock

Common Stock Outstanding	102,339,682 shares (1)

Terms of the Offering	The selling stockholders may from time to time offer and resell, transfer or otherwise dispose of any or all of the shares of our common stock covered by this prospectus through underwriters or dealers, directly to purchasers or through broker-dealers or agents. See “Plan of Distribution.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. See “Use of Proceeds.”

NASDAQ Capital Market Symbol	BIOL

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

(1)	Based upon the total number of issued and outstanding shares as of January 9, 2018.

RISK FACTORS

We face a variety of significant and diverse risks, many of which are inherent in our business. You should carefully consider the risks described under the caption “Risk Factors” in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future. You should carefully consider the risks and uncertainties described in the documents incorporated by reference herein before deciding to invest in our common stock.

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Restated Certificate of Incorporation, as amended, and our Sixth Amended and Restated Bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Under our charter, we are authorized to issue 200,000,000 shares of our common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 par value per share. As of January 9, 2018, there were 102,339,682 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Holders of our common stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the Board of Directors may be filled by an affirmative vote of two-thirds of the remaining members of the Board of Directors or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our common stock, the holders of our common stock will be entitled to share ratably in any dividends that may be declared by our Board of Directors out of funds legally available for the payment of dividends. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Our charter authorizes our Board of Directors to provide for the issuance of shares of preferred stock in one or more series. Prior to issuance of shares of each series, our Board of Directors is required by the DGCL and our charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. Thus, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over our common stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and may also limit the price that investors are willing to pay in the future for our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our bylaws. Our bylaws provide that certain procedures, including notifying the Board of Directors and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board of Directors, the Chairman of the Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Certificate of Incorporation and Bylaws

Our charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board of Directors declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our bylaws may also be amended by a majority of the Board of Directors in accordance with Delaware law and our charter, except that certain sections of our bylaws (including but not limited to certain provisions regarding special meetings, voting, officers, and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board of Directors or our stockholders.

Forum Selection

Unless the Board of Directors acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our charter or our bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensible parties named as defendants.

If any action the subject matter of which is within the scope of the immediately preceding paragraph is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the action outside of the State of Delaware as agent for such stockholder.

Stock Exchange Listing

Our common stock trades on the NASDAQ Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

The “selling stockholders” named in this prospectus may sell shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part. This prospectus covers the resale of 21,929,824 shares of common stock issued to the selling stockholders named in this prospectus in connection with our previously disclosed rights offering that was completed on December 5, 2017.

On September 29, 2017, we filed a registration statement on Form S-1 with the SEC for a rights offering in which our existing stockholders were to receive non-transferable subscription rights to purchase up to $12.0 million of additional shares of our common stock. The registration statement for the rights offering was declared effective on November 8, 2017 by the SEC. We completed the rights offering on December 5, 2017 and raised approximately $12.0 million by selling 26,302,703 shares of our common stock at the $0.456 per share offering price. As a result, the total number of shares of our common stock outstanding as of the completion of the rights offering was approximately 102,339,682 shares.

In connection with the rights offering, on September 29, 2017, we entered into commitment letters with certain affiliates of Larry Feinberg and certain affiliates of Jack Schuler. Pursuant to the commitment letters, such affiliates agreed to exercise their respective basic subscription rights as well as their over-subscription privilege pursuant to the term of the rights offering, each in an amount not less than $3.0 million. On November 28, 2017, we agreed with certain affiliates of Jack Schuler to amend the agreement under the commitment letter such that one affiliate of Jack Schuler agreed to fulfill the obligations previously undertaken by multiple affiliates. Certain affiliates of Larry Feinberg and the affiliate of Jack Schuler exercised their basic subscription rights and over-subscription privilege in the rights offering and purchased a total of 10,745,614 shares and 10,964,912 shares of our common stock, respectively, on the same terms as all other participants at $0.456 per share. Feinberg Family Trust exercised its basic subscription rights and oversubscription privilege in the rights offering and purchased a total of 219,298 shares, on the same terms as all other participants at $0.456 per share. As of the completion of the rights offering on December 5, 2017, affiliates of Larry Feinberg beneficially owned 31.9% of the outstanding shares of our common stock and affiliates of Jack Schuler beneficially owned 32.6% of the outstanding shares of our common stock. In connection with the rights offering, shares of our common stock issued to such affiliates of Larry Feinberg, the affiliate of Jack Schuler and Feinberg Family Trust were deemed restricted securities and were issued pursuant to an exemption to registration afforded by Section 4(a)(2) of the Securities Act, and rules promulgated thereunder.

The selling stockholders are not required to offer any of the shares of our common stock covered by this prospectus for resale. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus.

Each selling stockholder that sells shares of common stock pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by a broker or dealer in connection with resales of our common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

The following table sets forth information with respect to our common stock beneficially owned by the selling stockholders as of January 9, 2018:

	Shares Beneficially Owned Prior to Resale (1)		Shares Offered for Resale	Shares Beneficially Owned After Resale (2)
Name of Selling Stockholder	Number	%		Number	%
Schuler Family Foundation (3)	23,801,003	23.3%	10,964,912	12,836,091	12.5%
Oracle Partners, L.P. (4)	22,970,647	22.4%	8,474,589	14,496,058	14.2%
Oracle Ten Fund Master, L.P. (4)	6,608,985	6.5%	1,415,355	5,193,630	5.1%
Oracle Institutional Partners, L.P. (4)	3,646,540	3.6%	855,670	2,790,870	2.7%
Feinberg Family Trust (5)	1,166,992	1.1%	219,298	947,694	*
Total			21,929,824

*	Represents less than 1%

(1)	Based on 102,339,682 shares of our common stock outstanding as of January 9, 2018. In addition, shares underlying options and restricted stock units vesting within 60 days of January 9, 2018 and shares underlying warrants exercisable within 60 days of January 9, 2018 are deemed outstanding for the purpose of computing the percentage ownership of the person or persons holding such options, restricted stock units or warrants, but are not deemed outstanding for computing the percentage ownership of other persons.
(2)	Assumes that the selling stockholders will sell all of the shares of common stock saleable pursuant to this prospectus. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(3)	Based on the information provided in Amendment No. 14 to Schedule 13D filed with the SEC on December 7, 2017 by Jack W. Schuler with respect to himself, Renate Schuler, the Jack W. Schuler Living Trust (the “Schuler Trust”) and the Schuler Family Foundation (the “Schuler Foundation” and, together with Mr. Schuler, Ms. Schuler and the Schuler Trust, the “Schuler Reporting Persons”, together with information provided by Mr. Schuler). The Schuler Reporting Persons reported that Mr. Schuler beneficially owns and has shared voting and dispositive power with respect to 34,990,555 shares of our common stock, the Schuler Trust beneficially owns and has shared voting and dispositive power with respect to 11,089,552 shares of our common stock, Ms. Schuler beneficially owns and has shared voting and dispositive power with respect to 23,901,003 shares of our common stock and the Schuler Foundation beneficially owns and has shared voting and dispositive power with respect to 23,801,003 shares of our common stock. All such amounts include shares issuable upon the exercise of the warrants issued in various private placements. Jack W. Schuler is the trustee of the Schuler Trust and the President and Secretary of the Schuler Foundation. Certain of the warrants held by the Mr. Schuler and Ms. Schuler may not be exercised to the extent that such exercise would cause the holder of such warrant (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of our common stock then outstanding, and thus are not included in their beneficial ownership calculation.
(4)	Based on the information provided in Amendment No. 18 to Schedule 13D filed with the SEC on December 6, 2017 by Larry N. Feinberg with respect to himself, Oracle Partners, L.P. (“Oracle Partners”), Oracle Institutional Partners, L.P. (“Institutional Partners”), Oracle Ten Fund Master, L.P. (“Ten Fund”), Oracle Investment Management, Inc. Employees’ Retirement Plan (“Oracle Plan”), the Feinberg Family Foundation (“Feinberg Foundation”), Oracle Associates, LLC (“Oracle Associates”) and Oracle Investment Management, Inc. (“Oracle Investment” and, together with Mr. Feinberg, Oracle Partners, Institutional Partners, Ten Fund, Oracle Plan, Feinberg Foundation and Oracle Associates, the “Oracle Reporting Persons”). The Oracle Reporting Persons reported that Mr. Feinberg beneficially owns and has shared voting and dispositive power with respect to 33,517,597 shares of our common stock, Oracle Partners beneficially owns and has shared voting and dispositive power with respect to 22,970,647 shares of our common stock, Institutional Partners beneficially owns and has shared voting and dispositive power with respect to 3,646,540 shares of our common stock, Ten Fund beneficially owns and has shared voting and dispositive power with respect to 6,608,985 shares of our common stock, Oracle Plan beneficially owns and has shared voting and dispositive power with respect to 239,425 shares of our common stock, Feinberg Foundation beneficially owns and has shared voting and dispositive power with respect to 52,000 shares of our common stock, Oracle Associates beneficially owns and has shared voting and dispositive power with respect to 33,226,172 shares of our common stock and Oracle Investment beneficially owns and has shared voting and dispositive power with respect to 33,465,597 shares of our common stock. Oracle Partners also nominated one of the members of our Board of Directors, Jonathan T. Lord. Oracle Associates, LLC (the “General Partner”) is the general partner of each of Oracle Partners, Ten Fund and Institutional Partners. Mr. Feinberg is the managing member of the General Partner. Oracle Investment is the investment manager of Ten Fund and Oracle Plan. Mr. Feinberg is the sole stockholder and president of Oracle Investment. Mr. Feinberg is the trustee of the Feinberg Foundation. Certain of the warrants held by some of the Oracle Reporting Persons may not be exercised to the extent that such exercise would cause the holder of such warrant (together with the holder’s affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) to beneficially own more than 19.99% of our common stock then outstanding.
(5)	Adam Usdan is the trustee of the Feinberg Family Trust.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales, if any. We will pay all of the fees and expenses incurred by us in connection with this registration. We will not be responsible for fees and expenses incurred by the selling stockholders or any underwriting discounts or agent’s commissions.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on NASDAQ or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through the settlement of short sales;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 promulgated under the Securities Act rather than under this prospectus or any related prospectus supplement.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell our common stock short and deliver these shares of our common stock to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell our common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of our common stock covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement. However, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of NASDAQ pursuant to Rule 153 under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the issuance of the shares of our common stock offered hereby is being passed upon by Sidley Austin LLP, Chicago, Illinois. If counsel for any selling stockholder or underwriter passes on legal matters in connection with an offering of the common stock described in this prospectus, we will name that counsel in the prospectus supplement to that offering.

EXPERTS

The consolidated financial statements and schedule of BIOLASE, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 10, 2017, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, have been so incorporated in reliance upon the report of BDO USA, LLP, an independent registered accounting firm, incorporated herein by reference, given upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to the date of the initial filing of the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed:

1.	Our Annual Report on Form 10-K, for the year ended December 31, 2016, filed with the SEC on March 10, 2017;

2.	Our Quarterly Reports on Form 10-Q filed with the SEC on May 4, 2017, August 7, 2017 and November 1, 2017;

3.	Our Current Reports on Form 8-K, filed with the SEC on January 6, 2017, January 13, 2017, March 1, 2017, April 14, 2017 (Items 1.01 and 3.02 only), April 20, 2017, May 16, 2017, July 10, 2017, August 14, 2017, September 5, 2017, September 15, 2017, September 27, 2017, September 29, 2017, October 3, 2017, October 30, 2017, November 2, 2017, November 3, 2017, November 9, 2017, November 13, 2017 and November 30, 2017; and

4.	The description of the common stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 1991.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: BIOLASE, Inc., 4 Cromwell, Irvine, California 92618, Attention: Investor Relations, telephone: (949) 361-1200.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.biolase.com.

You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Room.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth various expenses in connection with the sale and distribution of the shares of our common stock being registered. All of the amounts shown are estimates except for the SEC Registration Fee.

SEC Registration Fee	$1,392.43
Accounting Fees and Expenses	8,000.00
Legal Fees and Expenses	40,000.00
Miscellaneous	607.57

Total:	$50,000.00

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. Section 145 of the DGCL also authorizes corporations to purchase and maintain insurance on behalf of such persons so indemnified. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Restated Certificate of Incorporation, as amended (the “charter”) provides that, to the extent permitted by applicable law, the registrant’s directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. The charter eliminates the personal liability of directors to the fullest extent permitted by the DGCL. Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal or legal representatives. The registrant has also obtained liability insurance for its officers and directors and has entered into indemnification agreements with its directors and officers.

The foregoing statements are subject to the provisions of Sections 145 and 102(b)(7) of the DGCL, our bylaws and the charter, which bylaws and charter have been filed as exhibits to this registration statement.

Item 16.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this registration statement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the

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total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

			Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date
3.1.1	Restated Certificate of Incorporation		S-1, Amendment No. 1	12/23/2005	3.1	12/23/2005

3.1.2	Amendment to Restated Certificate of Incorporation		8-K	05/10/2012	3.1	05/16/2012

3.1.3	Second Amendment to Restated Certificate of Incorporation		8-A/A	11/04/2014	3.1.3	11/04/2014

3.1.8	Third Amendment to Restated Certificate of Incorporation		S-3	07/21/2017	3.4	07/21/2017

3.2	Sixth Amended and Restated Bylaws of the Registrant, adopted on June 26, 2014		8-K	06/26/2014	3.1	06/30/2014

4.1	Form of Common Stock Certificate		S-3	06/03/2002	4.1	06/03/2002

4.2	Standstill Agreement, dated November 10, 2015, by and among the Registrant and Jack W. Schuler, Renate Schuler, and the Schuler Family Foundation		8-K	11/10/2015	99.1	11/12/2015

4.3	Standstill Agreement, dated November 10, 2015, by and among the Registrant and Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, and Oracle Investment Management, Inc.		8-K	11/10/2015	99.2	11/12/2015

4.4	Amendment to Standstill Agreement, dated August 1, 2016, by and among the Registrant and Jack W. Schuler, Renate Schuler, Shuler Family Foundation		8-K	08/01/2016	99.2	08/02/2016

4.5	Amendment to Standstill Agreement, dated August 1, 2016, by and among the Registrant and Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, Oracle Investment Management, Inc.		8-K	08/01/2016	99.3	08/02/2016

4.6	Amendment to Standstill Agreement, dated November 9, 2017, by and among the Registrant and Jack W. Schuler, Renate Schuler, Shuler Family Foundation		8-K	11/09/2017	99.1	11/09/2017

Incorporated by Reference
Exhibit	Description	Filed Herewith	Form	Period Ending/Date of Report	Exhibit	Filing Date

4.7	Amendment to Standstill Agreement, dated November 9, 2017, by and among the Registrant and Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC, Oracle Investment Management, Inc.		8-K	11/09/2017	99.2	11/09/2017

5.1	Opinion of Sidley Austin LLP	X

23.1	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP	X

23.2	Consent of Sidley Austin LLP (contained in Exhibit 5.1)	X

24.1	Power of Attorney (included on the signature page hereof)	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on January 16, 2018.

BIOLASE, INC.

By:	/s/ Harold C. Flynn, Jr.
Harold C. Flynn, Jr.
President and Chief Executive Officer

By:	/s/ John R. Beaver
John R. Beaver
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Harold C. Flynn, Jr. as his attorney-in-fact, with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold C. Flynn, Jr.	President and Chief Executive Officer
Harold C. Flynn, Jr.	(Principal Executive Officer) and Director	January 16, 2018

/s/ John R. Beaver	Senior Vice President and Chief Financial Officer
John R. Beaver	(Principal Financial Officer and Principal Accounting Officer)	January 16, 2018

/s/ Jonathan T. Lord	Director and Chairman of the Board
Jonathan T. Lord		January 16, 2018

/s/ James R. Talevich	Director
James R. Talevich		January 16, 2018

/s/ Richard B. Lanman	Director
Richard B. Lanman		January 16, 2018